EXHIBIT 11

	PATRIOT TRANSPORTATION HOLDING, INC.
	COMPUTATION OF EARNINGS PER COMMON SHARE


                                                 Years Ended September 30


                                              2004        2003         2002


Common shares:

Weighted average shares
 outstanding during the period -
 shares used for basic earnings
 per share                                 2,930,571   3,033,139    3,142,742

Shares issuable under stock
 options which are potentially
 dilutive                                     45,798      32,264       22,667

Shares used for diluted earnings
 per share                                 2,976,369   3,065,403    3,165,409


Income from continuing operations        $ 6,096,000   3,552,000    5,139,000
Discontinued operations                   14,644,000   1,023,000      516,000

Net income                               $20,740,000   4,575,000    5,655,000


Earnings per common share-basic:

Income from continuing operations              $2.08        1.17         1.64
Discontinued operations                        $5.00         .34          .16

Net income                                     $7.08        1.51         1.80


Earnings per common share-diluted:

Income from continuing operations              $2.05        1.16         1.62
Discontinued operations                        $4.92         .33          .16

Net income                                     $6.97        1.49         1.79